Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Commercial Vehicle Group, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-124590, 333-145120, 333-161219, and 333-176020) on Form S-8 and the Registration Statement (No. 333-163276) on Form S-3 of Commercial Vehicle Group, Inc. of our reports dated March 11, 2013, with respect to the consolidated balance sheet of Commercial Vehicle Group, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit), and cash flows for the year then ended, and the related financial statement schedule as of and for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Commercial Vehicle Group, Inc.

Our report dated March 11, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph stating that Commercial Vehicle Group, Inc. acquired Vijayjyot Seats Private Limited (Vijayjyot) and Daltek, LLC (Daltek) during 2012, and management excluded from its assessment of the effectiveness of Commercial Vehicle Group, Inc.’s internal control over financial reporting as of December 31, 2012, Vijayjyot and Daltek’s internal control over financial reporting associated with total assets of $30.2 million and net sales of $1.5 million included in the consolidated financial statements of Commercial Vehicle Group, Inc. as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of Commercial Vehicle Group, Inc. also excluded an evaluation of the internal control over financial reporting of Vijayjyot and Daltek.

/s/ KPMG LLP

Columbus, Ohio

March 11, 2013